Exhibit 5.1

ZOLL Medical Corporation Worldwide Headquarters 269 Mill Road Chelmsford, Massachusetts 01824-4105 U.S.A. 978 421-9655 978 421-0025 Main Fax

March 24, 2011

ZOLL Medical Corporation

269 Mill Road

Chelmsford, Massachusetts 01824

Re: Securities Being Registered under Registration Statement on Form S-8

Ladies and Gentlemen:

As Vice President and General Counsel of ZOLL Medical Corporation, a Massachusetts corporation (the “Company”), I am furnishing to you this opinion letter in connection with your filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended, on or about the date hereof relating to an aggregate of 955,000 shares (the “Shares”) of Common Stock, $0.01 par value per share, of the Company, that may be issued from time to time pursuant to the Company’s Amended and Restated 2001 Stock Incentive Plan, and Amended and Restated 2006 Non-Employee Director Stock Option Plan (collectively, the “Plans”).

In connection with this opinion, I have made such examination of law, and have examined such documents, as I have deemed appropriate to give the opinions expressed below, including the Company’s Restated Articles of Organization, as amended, the Company’s Amended and Restated By-Laws, as amended, certain resolutions adopted by the Company’s Board of Directors on November 16, 2010, evidence of the approval of amendments to the Plans by the stockholders of the Company on February 10, 2011, and original certificates of public officials.

The opinion expressed below is limited to the laws of the Commonwealth of Massachusetts.

Based on the foregoing, I am of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plans, will be validly issued, fully paid and non-assessable.

I hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Stephen Korn

Stephen Korn

Vice President and General Counsel